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                                                                   Exhibit 10.25


                                 AMENDMENT NO. 1

                                     to the

                                   ZK / UNITED

                    CODE SHARE AND REGULATORY COOPERATION AND

                               MARKETING AGREEMENT

This Amendment No. 1 (this "Amendment"), effective as of July 18, 2003, amends that certain ZK/United Code Share and Regulatory Cooperation and Marketing Agreement, which was effective as of May 1, 2001 (United Contract No. 155716) (the "Agreement" or the "Code Share Agreement") executed by and between United Air Lines, Inc. ("UA") and Great Lakes Aviation, Ltd. ("ZK").

                                    RECITALS
                                    --------

WHEREAS, UA and ZK engage in code share services pursuant to the Agreement;

WHEREAS, pursuant to the terms of the Agreement, UA places its annotated airline designator code "UA*" on certain ZK - operated flights, as permitted under applicable law, regulations and policy; and

WHEREAS, UA and ZK wish to amend the Agreement, as envisioned by the provisions of that certain Memorandum of Understanding dated July 10, 2003, and acknowledged in writing by UA and ZK on July 11, 2003 (the "MOU").

                                    AGREEMENT

NOW, THEREFORE, in exchange for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, UA and ZK agree as follows:

1.   INTRODUCTION
     ------------
     ZK and UA are amending the Agreement in order to (i) provide UA with the ability to introduce United Express services in five existing and currently exclusive ZK operated code share markets and (ii) to allow ZK commercial flexibility to seek other code share partners.

2.   CONSTRUCTION
     ------------
     Capitalized terms used herein shall have the same meanings set forth in the Agreement unless otherwise defined herein. In the event of any conflict between the terms in this Amendment and the terms in the Agreement, the terms in this Amendment shall prevail. Captions appearing in this Amendment have been inserted


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     for convenience only and will not control, define, limit, enlarge, or affect the meaning of this Amendment, the Agreement, or any of their provisions.

3.   EFFECT OF AMENDMENT
     -------------------
     Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of either UA or ZK under the Agreement, as amended, and shall not alter, modify, amend or in any way affect the terms, conditions, obligations, covenants or agreements contained in the Agreement, as amended, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Agreement specifically referred to herein. Except as specifically amended hereby, the Agreement, as amended, shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Agreement shall mean the Agreement as amended hereby.

4.   COUNTERPARTS
     ------------
     This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

5.   RELEASE OF MARKET EXCLUSIVITY
     -----------------------------
     Effective July 8, 2003, by letter of authority to UA, ZK released market exclusivity to operate UA* code share services for flights between Denver, Colorado and Casper, Wyoming (the "Casper Release"). The signing of the MOU officially recognized this release of market exclusivity.

     In addition to the Casper Release, effective with the execution of this Amendment, ZK reaffirms the Casper Release, and additionally hereby relinquishes, as of the effective date hereof, UA* code share service exclusivity in the following markets:

          a.   Santa Fe, New Mexico
          b.   Telluride, Colorado
          c.   Amarillo, Texas
          d.   Cody, Wyoming

     The existing Section A of Attachment 1 to the Agreement, regarding exclusive UA* code share markets, is hereby deleted in its entirety and a new Section A regarding the complete listing of exclusive UA* code share markets as of the effective date of this Amendment, and in the form of Section A of Attachment 1 to this Amendment, shall be substituted as Section A of Attachment 1 to the Agreement.

6.   FREQUENT FLYER
     --------------
     A. Section 4.F. of the Agreement is hereby amended in its entirety and replaced with the following:
     "The Carriers shall participate in each other's frequent flyer programs. This Amendment does not preclude either UA or ZK from participating in frequent flyer programs with other transportation companies."

     B. Section 4.F. of the Agreement shall be further amended to add the following:


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     "UA will commit to Mileage Plus redemption payments to ZK at ******/1/ per
     Y cabin booking on UA* flights operated by ZK, through April 30, 2004. Payment of the Mileage Plus redemptions at the ******/1/ level will be subject to further review by UA and ZK for either a possible continuation at such level or being replaced by a new Mileage Plus agreement to be executed by and between the parties. For the period from the execution of this Amendment through April 30, 2004, redemption bookings in XY inventory will not be reimbursable to ZK, and UA will not bill ZK for any Mileage Plus accruals on UA* flights operated by ZK. Mileage Plus redemption credits will only be valid for UA* flight segments and will not be applicable for any ZK sold and operated flights. No Mileage Plus redemption credits will be allowed for any ZK operated but UA* sold (direct sell) flight segments in local markets. Details of the agreed terms for Mileage Plus redemption credits are set forth in Attachment 3 to this Amendment, which Attachment 3 to this Amendment shall constitute Attachment 8 to the Agreement."

7.   ADDITIONAL AMENDMENTS
     ---------------------
     A. Preferential Selling. Section 4.G. of the Agreement is hereby amended in its entirety and replaced with the following:
     "The Carriers will make all reasonable efforts to implement procedures in their respective reservations sales offices to sell the other Carrier's services."

     B. Air Cargo Services. Section 4.I.(6) of the Agreement is hereby amended in its entirety and replaced with the following:
     "The Carriers shall review cargo activities to investigate what opportunities may exist to offer competitive and cost effective air cargo services between points in the United States. Further, ZK and UA shall cooperatively endeavor to improve the quality of air cargo transportation to the shipping community. The Carriers will make all reasonable efforts to implement procedures in their respective sales offices to sell the other Carrier's cargo services."

     C. Display Improvement. Section 4.J.(1) of the Agreement is hereby amended in its entirety and replaced with the following:
     "To the extent permitted by applicable law and regulations, UA and ZK shall make all reasonable efforts to display their connecting flights in their respective internal reservation systems and direct access displays provided through computerized reservations systems."

     D. Distribution/Preferential Selling. Section 4.J.(3) of the Agreement is hereby amended in its entirety and replaced with the following:
     "The Carriers shall make all reasonable efforts to implement procedures in their respective reservations sales offices to sell the other Carrier's services."

     E. Display Improvement. Section A of Attachment 5 to the Agreement is hereby amended in its entirety and replaced with the following:
     "To the extent permitted by applicable law and regulations, UA and ZK shall make all reasonable efforts to display their connecting flights in the Carrier specific display option or direct access programs either UA or ZK has with any other computer reservation systems used by travel agents, corporate accounts, or any non-airline staff for the purpose of making airline reservations, or internal displays."


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     F. Preferential Selling/Reservation Sales. Section C of Attachment 5 to the
     Agreement is hereby amended in its entirety and replaced with the following: "The Carriers shall make all reasonable efforts to implement procedures in their respective reservations sales offices to sell the other Carrier's services."

8.   TERM
     ----
     Section 5 of the Agreement is hereby amended in its entirety and replaced with the following:
     "This Agreement, as amended, will continue through and expire on December 31, 2005; provided, however, that if, as of December 31, 2005, ZK is in compliance with the terms of this Agreement, as amended, then the term of this Agreement, as amended, shall be extended automatically through, and expire on, April 30, 2007. This Agreement, as amended, may be terminated for convenience, and without default, by either party's election upon ninety (90) days' prior written notice."

9.   EXCLUSIVITY
     -----------
     Section 7 of the Agreement is hereby amended in its entirety and replaced with the following:
     "This Agreement is non-exclusive and does not preclude either UA or ZK from entering into or maintaining existing marketing relationships, including code sharing with other Carriers. Notwithstanding the previous provision, this Agreement shall be exclusive as related to ZK's right to use the UA* code on all flights for the markets described in Section A of Attachment 1 to this Agreement."

10.  STATION SUPPLIES
     ----------------
     A new Section 4.L., "Station Supplies," shall be added to the Agreement as follows:
     "Effective for orders of station supplies placed by ZK on or after July 1, 2003, ZK will pay for, or reimburse UA for, ***/1/ of the cost of such station supplies ordered by ZK to support this code share relationship, including, but not limited to, boarding pass stock, baggage tag stock, ticket wallets and other passenger related supplies. In the event that the order totals for a calendar year for station supplies ordered by ZK exceeds ********/1/, ZK will also reimburse UA for ****/1/ of the net amount of such annual order totals to the extent such annual order totals are in excess of ********/1/, with settlement to be made via the monthly Airline Clearing House ("ACH") settlement process. For purposes of calculating the calendar year order totals, each calendar year shall commence as of January 1st of each year; provided, however, that the first calendar year shall commence as of July 1, 2003 and end on December 31, 2003, and the second calendar year shall commence as of January 1, 2004."

11.  DATA CIRCUITS
     -------------
     A new Section 4.M., "Data Circuits"), shall be added to the Agreement as follows:
     "Effective for Quantitude data circuit services utilized by ZK on or after July 1, 2003, ZK will pay for the Quantitude data circuits in Denver and Cheyenne at the rate of ******/1/ per data circuit per month. In addition, effective July 1, 2003, ZK will pay for a maintenance retainer for the Quantitude data circuits in the amount of ****/1/ per month. Monthly payments by ZK for the Quantitude data circuits and maintenance retainer shall be collected by UA through the normal monthly Airline Clearing House settlement process."


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12.  COMPLIANCE WITH GOVERNMENT AND SAFETY REQUIREMENTS
     --------------------------------------------------
     Section 6.C. of the Agreement is hereby replaced in its entirety with the following:
     "ZK represents and warrants that it is in compliance with the U.S. Department of Defense (DoD) Quality and Safety Requirements and that ZK continues to comply with applicable Federal Air Regulations (F.A.R.). ZK further warrants that it shall maintain compliance with such requirements and regulations for the term of this Agreement. Any failure by ZK to maintain compliance shall immediately be brought to UA's attention along with a description of the corrective actions already implemented by ZK and/or a description or plan of correction actions to be taken by ZK. Any failure by ZK to maintain compliance with the above-referenced requirements and regulations shall be grounds for immediate termination of this Agreement by UA without further liability, but with reservation of all other rights and remedies available to UA. Additional safety reviews may be required at UA's discretion and ZK shall cooperate with all such reviews;"

13.  TERMINATION FOR CAUSE
     ---------------------
     Section 12.B. of the Agreement is hereby amended in its entirety and replaced with the following:
     "If either party (the "Defaulting Party") fails to observe or perform any of such party's material obligations (excluding ZK's safety, ACH settlements or repayment obligations to UA) under the Code Share Agreement, as amended, and if this failure continues for a period of ninety (90) days after written notice by the non-defaulting party to the Defaulting Party (the "cure period"), then, without prejudice to any other rights or remedies the non-defaulting party may have, the non-defaulting party may terminate the Code Share Agreement upon the passage of ninety (90) days after the expiration of such cure period."

14.  ASSUMPTION OF THE AGREEMENT
     ---------------------------
     Neither the execution or delivery of or entry into this Amendment by either party, nor any party's actions taken in support thereof or in accordance therewith, shall be deemed to be an assumption or adoption of the Agreement, as amended. ZK, its successors, assigns, its officers, directors, agents, employees, attorneys, servants, subsidiaries, affiliated companies, and parent companies (collectively, "ZK") agree and acknowledge, notwithstanding anything expressly or impliedly to the contrary in the Agreement, as amended, this Amendment, or under applicable law, (1) that the execution of this Amendment shall not alter the pre-petition nature of the Agreement, as amended, for the purposes of UA's bankruptcy cases under Title 11 of Chapter 11 of the United States Code; (2) that the execution of this Amendment will not alter the validity, priority or amount of any claims of ZK that may arise under the Agreement, as amended; (3) that any claims of ZK against UA arising under the Agreement, as amended, shall not be elevated to administrative expense priority by reason of the execution or delivery of this Amendment; (4) not to assert or claim at any time that the execution of this Amendment operates in any way as an assumption or adoption of the Agreement, as amended; and (5) not to assert or claim at any time that the execution of this Amendment, or any actions taken in accordance therewith, (a) alters in any way the pre-petition nature of the Agreement, as amended, or the validity, priority or amount of any claims of ZK against UA that may arise under the Agreement, as amended, or (b) elevates to administrative expense priority.


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15.  MODIFICATION OF TERMS
     ---------------------
     UA reserves the right to assume or reject the Code Share Agreement, as amended, at any time before confirmation of UA's plan of reorganization by the bankruptcy court; provided, however, that UA will not make any unilateral requests for changes to the terms of the Code Share Agreement between the time the execution of this Amendment and the time that the Code Share Agreement, as amended, is either assumed or rejected.

16.  ASSIGNMENT AND CHANGE OF OWNERSHIP
     ----------------------------------
     Section 21.B. of the Agreement is hereby amended in its entirety and replaced with the following:
     "Should for any reason whatsoever the ownership of either Carrier change such that another air carrier or affiliate of an air carrier acquires a *** *******/1/ (***/1/) or more ownership interest in either party, then within thirty (30) days of such occurrences either party may request renegotiation of this Agreement and, failing unsuccessful renegotiation within sixty (60) days of the request to renegotiate, either party may terminate this Agreement upon thirty (30) days written notice to the other party. Provided, however, that any change of ownership arising out of, resulting from, or relating to UA's restructuring process or Chapter 11 case is excepted from the operation of this paragraph.

17.  AIRLINE CLEARING HOUSE
     ----------------------
     Both parties agree to abide by Airline Clearing House procedures related to interline billing ("ACH procedures"). Upon the second instance of breach of such ACH procedures by either party (the defaulting party), the non-defaulting party shall have the right to terminate the Agreement, as amended, immediately upon written notice to the defaulting party.

18.  PERFORMANCE MEASURES
     --------------------
     The following line set forth in Attachment 6 to the Agreement shall be
     amended as follows: On-time departures as scheduled (zero)         ****%/1/

19.  SIDE LETTERS
     ------------
     The following side letters to the Agreement, which side letters are all dated February 1, 2001, are hereby withdrawn and terminated, effective immediately:
          a.   Frequent Flyer negotiations
          b.   Exclusivity restrictions on code share partners
          c. UA* code share commitment at Phoenix, Arizona and Minneapolis, Minnesota.

20.  ATTACHMENTS
     -----------
     A. Section A of Attachment 1 "Code Sharing" to this Amendment updates the market exclusivity list and hereby replaces Section A of Attachment 1 to the Agreement.
     B. Attachment 2 "Agreement Regarding Interline Billing Disputes And Outline of Terms of New Prorate Agreement" to this Amendment is hereby added as Attachment 7 to the Agreement.


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     C. Attachment 3 "Settlement of Mileage Plus Accruals and Redemptions And
     Terms of New Mileage Plus Agreement" to this Amendment is hereby added as Attachment 8 to the Agreement.

     IN WITNESS WHEREOF, the Carriers hereto have, by their duly authorized officers, executed this Amendment as of the dates set forth below to be effective as of July 18, 2003.



     GREAT LAKES AVIATION, LTD.


     By: /s/ Charles R. Howell IV
         -------------------------------------------------
     Name:    Charles R. Howell IV
     Title:   Chief Executive Officer

     Date:    July 31, 2003
              -------------------------


     UNITED AIR LINES, INC.


     By: /s/ Graham W. Atkinson
         -------------------------------------------------
     Name:    Graham W. Atkinson
     Title:   Senior Vice President Worldwide Sales & Alliances

     Date:    July 30, 2003
              -------------------------

/1/ Material omitted pursuant to a request for confidential treatment. Omitted material has been filed separately.


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

                                  ATTACHMENT 1
                                  ------------

                                  CODE SHARING

A.   Exclusive city pairs displayed as UA*
     -------------------------------------

     UA shall exclusively display its UA* designation code on the following selected flights operated by ZK, provided, however, that UA may remove, and ZK shall stop carrying, the UA* designation code from all such flights, upon expiration of the Code Share Agreement:

                           ZK Operated Flights Between
                           ---------------------------
                                   Denver and
                                   ----------

                                  Alamosa, CO
                                  Alliance, NE
                                  Chadron, NE
                                  Cheyenne, WY
                                  Cortez, CO
                                  Dickinson, ND
                                  Dodge City, KS
                                  Farmington, NM
                                  Garden City, KS
                                  Gillette, WY
                                  Grand Island, NE
                                  Hays, KS
                                  Huron, SD
                                  Kearney, NE
                                  Laramie, WY
                                  Liberal, KS
                                  Moab, UT
                                  McCook, NE
                                  Norfolk, NE
                                  North Platte, NE
                                  Page, AZ
                                  Pierre, SD
                                  Pueblo, CO
                                  Riverton, WY
                                  Rock Springs, WY
                                  Salina, KS
                                  Scottsbluff, NE
                                  Sheridan, WY
                                  Vernal, UT
                                  Williston, ND
                                  Worland, WY


                           ZK Operated Flights Between
                           ---------------------------
                                   Phoenix and
                                   -----------

                                  Page, AZ


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                                  Attachment 2
                                  ------------

                 Agreement Regarding Interline Billing Disputes
                 ----------------------------------------------
                  And Outline of Terms of New Prorate Agreement
                  ---------------------------------------------

The agreed methodology to settle past and current interline pricing/billing disputes is to review six sample months in detail, August, September, and November of 2001, and January, March, and April of 2002. The findings from these months will be applied to all subsequent months in the current ACH process (June 2001 - June 2002), along with remaining months (July 2002 forward) which lead up to the effective date of a new prorate agreement.

The pricing methodology to be applied to the six sample months referenced is described in more detail below. All discount percentages are based on published through and local fares as applicable.

     o CVA discounts will be split *****/1/ with a maximum discount cap of ***./1/ Additional CVA discounts in excess of the ***/1/ cap will be absorbed by UA, i.e. a ***/1/ discount would be ***/1/ to ZK and ***/1/ to UA. Other "ticket designator" fares will also be included in this methodology.
     o    UA will absorb Covia certificates.
     o UA will absorb "customer relations" and similar certificate discounts (cs25, pw50, pw100, dbc, etc.).
     o    Bulk & "zero value" tickets settle @ ***/1/ per coupon.
     o    Private fares will settle at fare collected.
     o UA will absorb web discounts (Orbitz, United.com and other web fares) up to **/1/. Web discounts in excess of **/1/ will be settled on a *****/1/ split.
     o    T-fare add-on "mistakes" by UA will be absorbed by UA.
     o Senior or "Silver Travel Pak" tickets will be honored if within the originally specified time frames. Outside those time frames they will be priced at the next highest published fare.
     o    ZK or UA pricing errors will be corrected as agreed.

It has been determined that UA has no record of ZK disputing billings for July 2001 and December 2001, though ZK felt that rejection notices had been forwarded to UA. It is agreed that these two months will be included in the resolution process as described above.

Once this methodology has been applied to all relevant months, the total amounts actually collected by ZK for these months will be compared to the amounts that would have been billed using this methodology. The difference will be added to or subtracted from the pre-petition operational amounts owed by ZK.

These terms will be incorporated into a new prorate agreement effective July 1, 2003.


/1/ Material omitted pursuant to a request for confidential treatment. Omitted material has been filed separately.


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                                  Attachment 3
                                  ------------

               Settlement of Mileage Plus Accruals and Redemptions
               ---------------------------------------------------
                     And Terms of New Mileage Plus Agreement
                     ---------------------------------------

UA and ZK will adopt a Mileage Plus settlement methodology (for the period ending April 30, 2004, as outlined below. This may be superceded by a new Mileage Plus agreement.

     o Mileage Plus accrual and redemption will apply to UA* segments for connecting itineraries only.
     o    ZK will not pay for mileage accrual on UA* flight segments
     o No accrual or redemption will be permitted on flight segments reflecting the "ZK" code or the direct sell of UA* in local segment ZK markets, i.e. lacking a connecting UA flight in the itinerary:

          o    ORD-UA-DEN-UA*(ZK) CYS          accrual and/or redemption applies
          o    ORD-UA-DEN-ZK-CYS               no accrual or redemption DEN-CYS
          o    DEN-ZK-CYS                      no accrual or redemption on ZK
          o    DEN-UA* (direct sell) CYS       no accrual or redemption on UA*
                                               in a local market

     o    "XY" redemption coupons will settle at "zero value".
     o Redemption payments by UA to ZK of ***/1/ per coupon for all coupons reflecting other than "XY" inventory.


/1/ Material omitted pursuant to a request for confidential treatment. Omitted material has been filed separately.


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